Exhibit 99

Saks Incorporated Announces June Sales

    Saks Incorporated will release results for the second quarter ending August 2, 2003 on Tuesday, August 19, 2003 at 8:00 a.m. Eastern Time. Management has scheduled a conference call at 9:30 a.m. Eastern Time on Tuesday, August 19, 2003 to discuss the results. To participate, please call (706) 643-1966.

    To be placed on the Company's e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on "Investor Relations," click on "e-mail Alerts," and fill out the requested information.

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--July 10, 2003--Retailer Saks Incorporated (NYSE:SKS) (the "Company") today announced that comparable store sales for the five weeks ended July 5, 2003 compared to the five weeks ended July 6, 2002 decreased 1.8% on a total company basis. By segment, comparable store sales decreased 3.7% for SDSG and increased 1.1% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.

    For the five weeks ended July 5, 2003 compared to the five weeks ended July 6, 2002, owned sales were:


                                           Total     Comparable
                                          Increase    Increase
                This Year    Last Year   (Decrease)  (Decrease)
                ---------    ---------   ----------  ----------
SDSG             $284.6       $293.6       (3.1%)      (3.7%)
SFAE              188.6        187.1        0.8%        1.1%
                ---------    ---------   ----------  ----------
Total            $473.2       $480.7       (1.6%)      (1.8%)


    On a quarter-to-date basis, for the two months ended July 5, 2003 compared to the two months ended July 6, 2002, owned sales were:



                                           Total     Comparable
                This Year    Last Year   (Decrease)  (Decrease)
                ---------    ---------   ----------  ----------
SDSG              $525.5     $533.6      (1.5%)       (2.1%)
SFAE               337.6      342.5      (1.4%)       (1.1%)
                ---------    ---------   ----------  ----------
Total             $863.1     $876.1      (1.5%)       (1.7%)


    On a year-to-date basis, for the five months ended July 5, 2003 compared to the five months ended July 6, 2002, owned sales were:



                                            Total    Comparable
                This Year   Last Year    (Decrease)  (Decrease)
                ---------   ---------    ----------  ----------
SDSG             $1,320.4   $1,347.4       (2.0%)      (2.6%)
SFAE                913.8      944.8       (3.3%)      (3.0%)
                ---------    ---------   ----------  ----------
Total            $2,234.2   $2,292.2       (2.5%)      (2.7%)


    Merchandise categories with the best sales performances for SDSG in June were cosmetics, men's furnishings, home, shoes, and private brand. Categories with softer sales performances for SDSG in June were men's sportswear, junior's apparel, intimate apparel, and children's apparel. Categories with the best sales performances for SFAE in June were shoes, men's clothing and dress furnishings, cosmetics, women's contemporary sportswear, and "gold range" women's apparel. Categories and businesses with the softest performances for SFAE in June were private brand women's apparel, intimate apparel, soft accessories, and Saks Off 5th.
    Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 60 Saks Fifth Avenue stores and 53 Saks Off 5th stores. The Company also operates its Saks Department Store Group
(SDSG) with 241 department stores under the names of Parisian, Proffitt's, McRae's, Younkers, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store and 11 Club Libby Lu specialty stores.

    Forward-looking Information

    The information contained in this press release that addresses future results or expectations is considered "forward-looking" information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "should," "would," "believe," "estimate," "contemplate," "possible," and "point." The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management's assumptions.
    The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; successful implementation of the Company's proprietary credit card strategic alliance with Household Bank (SB), N.A.; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.3 to the Company's Form 10-K for the fiscal year ended February 1, 2003 filed with the Securities and Exchange Commission ("SEC"), which may be accessed via EDGAR through the Internet at www.sec.gov.
    Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

    CONTACT: Saks Incorporated
             Julia Bentley, 865-981-6243
             www.saksincorporated.com